UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 9, 2009

AMERICAN PACIFIC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8137 (Commission File Number)	59-6490478 (IRS Employer Identification No.)

3883 Howard Hughes Parkway, Suite 700, Las Vegas, Nevada (Address of principal executive offices)	89169 (Zip Code)
Registrant’s telephone number, including area code: (702) 735-2200

N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) Election of William F. Readdy and Barbara Smith Campbell as Directors
On November 9, 2009, the Board of Directors (the “Board”) of American Pacific Corporation (the “Company”) elected each of William F. Readdy and Barbara Smith Campbell as directors of the Company, filling two existing vacancies on the Board. Prior to the election of each of Mr. Readdy and Ms. Campbell, the Board, in accordance with the terms of the Company’s Restated Certificate of Incorporation, as amended, and the Company’s Amended and Restated By-laws, adopted a resolution increasing to ten (10) the number of directors which constitutes the whole Board. Following such action by the Board, two vacancies then existed on the Board, which Mr. Readdy and Ms. Campbell were elected to fill. Mr. Readdy will serve as one of the Company’s Class A directors and Ms. Campbell will serve as one of the Company’s Class B directors, in each case for the remainder of the full term of such class of director and until such director’s successor has been duly elected and qualified. Class A directors are to stand for election at the Company’s 2010 annual meeting of stockholders and Class B directors are to stand for election at the Company’s 2011 annual meeting of stockholders.
Neither Mr. Readdy nor Ms. Campbell is, nor has been, an employee of the Company. The Board affirmatively determined that Ms. Campbell qualified as “independent” under the independence requirements for directors pursuant to the rules of The NASDAQ Stock Market LLC, and appointed her to serve on the Corporate Governance Committee of the Board.
As non-employee directors on the Board, each of Mr. Readdy and Ms. Campbell will receive the same standard cash compensation amounts paid to other non-employee directors for service on the Board, which amounts have been disclosed previously in the Company’s most recent proxy statement, filed with the Securities and Exchange Commission on January 20, 2009, under the headings “Director Compensation (Fiscal 2008)” and “Director Compensation Determinations and Considerations”, and, by incorporation by reference, in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008. In addition, the Corporate Governance Committee of the Board, in its capacity as administrator of the Company’s 2008 Stock Incentive Plan, granted on November 10, 2009 to each of Mr. Readdy and Ms. Campbell options to purchase up to 5,000 shares of common stock of the Company under the 2008 Stock Incentive Plan at a per share exercise price of $7.15, which such options shall vest in 3 approximately equal annual installments beginning November 10, 2010. The terms of the options are materially consistent with the previously adopted and disclosed form of Notice of Stock Option Award and Stock Option Award Agreement under the 2008 Stock Incentive Plan, which such form was filed by the Company on March 17, 2008 with the Securities and Exchange Commission as Exhibit 10.2 to the Company’s Current Report on Form 8-K.
The Company and each of Mr. Readdy and Ms. Campbell will enter into the Company’s standard form of Indemnification Agreement between the Company and a director, the form of which agreement was filed by the Company as Exhibit 3.6 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2000.
There were no arrangements or understandings between either of Mr. Readdy or Ms. Campbell and any other person pursuant to which either was elected as a director, and there are and have been no transactions since the beginning of the Company’s last fiscal year, or currently proposed, regarding either of Mr. Readdy or Ms. Campbell that are required to be disclosed by Item 404(a) of Regulation S-K, except as set forth below under “Related Person Transactions”.
     Related Person Transactions
Discovery Partners International LLC (“Discovery Partners”), a consulting firm providing strategic thinking, risk management and decision support to the aerospace industry, provided on-demand consulting services to the Company during the Company’s fiscal year ended September 30, 2009, in the aggregate amount of $163,200. Mr. Readdy, a director of the Company, is the founder and Managing Partner of

Discovery Partners. During the Company’s current fiscal year, the Company has paid Discovery Partners an aggregate amount of $25,000 through November 4, 2009 for additional on-demand consulting services. As of the date of Mr. Readdy’s election to the Board, the Company had no agreement in place with Discovery Partners for further on-demand consulting services.
(e) Change in Compensation
As previously announced, John R. Gibson shall retire as Chief Executive Officer of the Company, effective December 31, 2009, but shall continue as the non-executive Chairman of the Board of Directors of the Company. In light of such continued service to the Company, the Corporate Governance Committee of the Board on November 9, 2009 approved an annual retainer of $100,000 payable to Mr. Gibson, effective January 1, 2010, for such services as the non-executive Chairman of the Board of Directors of the Company.
As previously announced, effective January 1, 2010, Dr. Joseph Carleone will succeed Mr. Gibson as Chief Executive Officer of the Company. Accordingly, on November 9, 2009, the Corporate Governance Committee of the Board approved, in light of Dr. Carleone’s new role as Chief Executive Officer of the Company, a 10% increase in Dr. Carleone’s base salary, from $395,025 per annum to $434,528 per annum, effective January 1, 2010.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Pacific Corporation
Date: November 13, 2009	By:	/s/ John R. Gibson
John R. Gibson
Chairman and Chief Executive Officer